FIFTH AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIFTH AMENDMENT dated as of the 23rd day of May, 2012, to the Fund Administration Servicing Agreement, dated as of April 6, 2011, as amended August 23, 2011, November 8, 2011 and February 16, 2012 (the "Agreement"), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series to the Managed Portfolio Series:

Exhibit H, the Lawson Kroeker Balanced Fund, is hereby added to the Agreement and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANCORP FUND SERVICES, LLC

By: /s/ James R. Arnold	By: /s/ Michael R. McVoy

Name: James R. Arnold	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Lawson Kroeker

Exhibit H to the Managed Portfolio Series Fund Administration Servicing Agreement

Name of Series
Lawson Kroeker Balanced Fund

FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE, AND CHIEF COMPLIANCE OFFICER (CCO) SERVICES FEE SCHEDULE at May, 2012

Annual Fee Based Upon Average Net Assets Per Fund*
___ basis points on the first $___ million
___ basis points on the next $___ million
___ basis points on the balance
Minimum annual fee:  $___per fund

▪ Additional fee of $___ for each additional class
▪ Additional fee of $___per manager/sub-advisor per fund

Services Included in Annual Fee Per Fund
▪ Daily Performance Reporting
▪ USBFS Legal Administration (e.g., registration statement update)

Pricing Services**
▪ $___- Domestic Equities, Options, ADRs
▪ $___- Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates
▪ $___- CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency
                   Bonds, Asset Backed Securities, Mortgage Backed Securities
▪ $___- Bank Loans
▪ $___- Credit Default Swaps
▪ $___- Swaptions, Index Swaps
▪ $___- Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

Corporate Action & Manual Pricing Services
▪ $___/Foreign Equity Security per Month for Corporate Action Service
▪ $___/Domestic Equity Security per Month for Corporate Action Service
▪ $___ /Month Manual Security Pricing (>___/day)

Fair Value Services (Charged at the Complex Level)**
▪ $___on the First ___Securities
▪ $___on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees.

Chief Compliance Officer Annual Fees (Per Advisor Relationship/Fund)*
▪ $___for the first fund (subject to Board approval)
▪ $___for each additional fund (subject to change based on Board review and approval)
▪ $___/sub-advisor per fund

Lawson Kroeker

Exhibit H (continued) to the Managed Portfolio Series Fund Administration Servicing Agreement

Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, etc), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board book portal (BookMark), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
** Per security per fund per pricing day.
Fees are billed monthly.

Advisor’s Signature below acknowledges approval of the fee schedules on this Exhibit H.

Lawson Kroeker Investment Management Inc.

By: /s/ Thomas J. Sudyka, Jr.___________

Printed Name: Thomas J. Sudyka, Jr.

Title: President                           Date: 6/25/2012

Lawson Kroeker

Exhibit H (continued) to the Managed Portfolio Series Fund Administration Servicing Agreement
FUND ADMINISTRATION & COMPLIANCE PORTFOLIO SERVICES SUPPLEMENTAL SERVICES FEE SCHEDULE at May, 2012
Additional Legal Administration Services
▪ Subsequent new fund launch – $___/project
▪ Subsequent new share class launch – $___/project
▪ Multi-managed funds – as negotiated based upon specific requirements
▪ Proxy – as negotiated based upon specific requirements

Daily Compliance Services (Charles River)
▪ Base fee – $___/fund per year
▪ Setup – $___/fund group
▪ Data Feed  – $___/security per month

Section 15(c) Reporting
▪ $___/fund per report – first class
▪ $___ /additional class report

Equity Attribution (Morningstar Direct)
▪ Fees are dependent upon portfolio makeup

BookMark Electronic Board Book Portal
▪ USBFS will establish a central, secure portal for Board materials using a unique client board URL.
▪ Your Fund Administrator will load/maintain all fund board book data for the main fund board meetings and meetings.
▪ Features password-protected, encrypted servers with automatic failover.
▪ Training and ongoing system support.
▪ Accessible from your smart phone or iPad.
▪ Allows multiple users to access materials concurrently.
▪ Searchable archive.
▪ Ability to make personal comments.

Annual Fee
▪ 0 - 10 users - $___ (includes ___ GB of storage)
▪ 10 - 20 users - $___
▪ 20 - 30 users - $___
▪ 30 - 40 users - $___

Additional storage:
▪ ___ GB included in annual charge
▪ $___ for each additional ___ GB of storage

Daily Pre- and Post-Tax Fund (INCLUDED IN ANNUAL FEE) and/or Sub-Advisor Performance Reporting
▪ Performance Service – $___ /CUSIP per month
▪ Setup – $___ /CUSIP
▪ Conversion – quoted separately
▪ FTP Delivery – $___setup /FTP site

Lawson Kroeker	4